Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin
Calamos Asset Management, Inc.
Director of Investor Relations
630.245.1780
Cell 630.276.6236
jmcguffin@calamos.com
Calamos Asset Management, Inc. Reports Fourth Quarter 2010
Results and Increases Dividend
NAPERVILLE, Ill., February 3, 2011 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported fourth quarter 2010 results, including revenues of $86.0 million and operating income of $35.7 million. Income before income taxes was $42.2 million for the current quarter. The company’s net income of $5.8 million and diluted earnings per share of $0.28 primarily reflects the public ownership interest of 21.7% of the investment management business. The remaining ownership interest of 78.3% is attributed to the Calamos principals. At December 31, 2010, assets under management totaled $35.4 billion.
     Additionally, the company declared a regular quarterly dividend of 9.5 cents per share, representing an increase of 2.0 cents per share, or 27% from last quarter’s dividend. The dividend is payable on March 4, 2011 to shareholders of record on February 18, 2011.
Management Commentary
     “In the fourth quarter of 2010, Calamos Asset Management continued to operate from a position of financial strength and also began to benefit from signs of recovery in the markets and in the overall economy. The company saw an increase in assets under management throughout the quarter and generated positive relative investment performance, particularly in growth equities in the global, international and emerging market areas. We continue to execute our active, risk-managed approach to investing, which we believe provides long-term value to our clients,” said John P. Calamos, Sr., chief executive officer and co-chief investment officer.
Market Capitalization
     “Our structure is not consistently understood within the financial community, including by investors and potential global clients. The market capitalization is only listed by reporting agents for common shares, which only reflects a percentage of the ownership of our business, therefore the total market capitalization of the company is often significantly understated. For this reason, Calamos Asset Management is evaluating ways to create a greater degree of clarity regarding our total market capitalization. Given the preliminary nature of our review, however, we are not able to offer additional details at this time,” said Calamos.
Distribution Efforts
     “The company demonstrated its commitment to distribution and marketing efforts in the fourth quarter in order to further increase brand awareness in the marketplace. The fall marketing campaign supporting our low-volatility equity strategies continued to resonate in the fourth quarter, as we saw increased interest in those strategies. We also feel the reorganization and enhancement to our marketing organization, which continued during the quarter, will add value to our sales and client service efforts,” said Calamos.

Investment Performance
     “During 2010, investment performance was strong relative to our peers in our core investment strategies. The company’s relative performance also remains solid across its diversified product mix in a variety of asset classes. There was particular strength in the performance of the global, international and emerging market strategies, demonstrating the opportunity our Investment Team is finding around the world,” said Calamos.
     “We believe the long-term performance of our investment strategies demonstrates the strength of our risk-managed approach to investing across all of our strategies, which aims to generate strong performance over full and multiple market cycles,” said Calamos.
     For complete information about investment performance please visit www.calamos.com.
Assets Under Management and Flows
     Assets under management as of December 31, 2010 totaled $35.4 billion, representing an increase of $2.8 billion, or 9%, from the previous quarter end. The increase during the fourth quarter consisted of $2.6 billion in market appreciation and net purchases of approximately $300 million. Average assets under management were $33.9 billion during the fourth quarter of 2010, compared to $31.6 billion for the same period one year ago.
     Net purchases of approximately $300 million for the three months ended December 31, 2010 principally reflect net inflows into our mutual funds of $278 million and institutional separate accounts of $35 million. These inflows were consistent with recent industry trends and were comprised primarily within low-volatility equity, convertible and global strategies.
     For the year ended December 31, 2010, assets under management increased $2.7 billion, or 8%, from the previous year end. Over this same period, assets under management increased by $4.1 billion as a result of market appreciation partially offset by net redemptions of $1.4 billion. Average assets under management were $32.2 billion for 2010, compared to $27.4 billion for 2009.

[1]	Data presented reflects past performance which is no guarantee of future results. Strong rankings are not indicative of positive performance. Absolute performance in some cases was negative. eVestment Alliance rankings are based on total return for the period ending December 31, 2010, and do not take into account any investment advisory and/or management fees that may be associated with these strategies. eVestment Alliance is an independent third party database that contains performance information for select investment advisors. Information contained in this database is supplied, on a voluntary basis, by investment advisors who choose to be included in the database.

     For the year ended December 31, 2010, institutional separate accounts generated net inflows of approximately $150 million. Net flows into the company’s mutual funds were basically flat.
Financial Results
Quarterly Results
     Fourth quarter revenues were $86.0 million, an increase of 6% from $81.3 million during the same period in 2009. For the three months ended December 31, 2010, operating expenses were $50.3 million, an increase of $5.1 million, or 11%, from the same period in 2009.
     Investment management fees for the fourth quarter of 2010 increased by $5.3 million, or 9%, to $63.7 million when compared to the same period last year. The year-over-year increase in investment management fees was principally driven by a 7% increase in average assets under management. Distribution and underwriting fees decreased by 3% compared to the same period in 2009, mostly due to reduced distribution fees and contingent deferred sales commissions. Though average mutual fund assets under management rose during the comparable periods, distribution fee revenue decreased due to a shift in Class I share mutual fund assets under management. The company does not earn distribution fees from Class I fund shares.
     Compensation expenses of $18.0 million increased by $3.7 million, or 26%, from the same quarter last year, mostly due to increases in performance-based incentive compensation. Compensation expenses for the fourth quarter of 2009 were unusually low, reflecting a significant one-time, voluntary reduction in incentive compensation by the Calamos principals. Marketing and sales promotion expenses were $4.3 million for the fourth quarter compared to $2.7 million in the same quarter a year ago. The increase in marketing and sales promotion is due not only to rising asset-based supplemental distribution payments, but also to newly designed campaigns to build awareness about the low-volatility equity and growth strategies. Amortization of deferred sales commissions continues to decrease as a result of discontinuing Class B share mutual fund sales during 2009.
     Operating income was $35.7 million for the current quarter versus $30.6 million in the previous quarter and $36.1 million in the fourth quarter of the prior year. Operating margin was 41.5% for the fourth quarter, up from 39.0% in the third quarter and down from 44.4% in the fourth quarter of the prior year. Diluted earnings per share for the fourth quarter of 2010 were $0.28 versus $0.23 for the third quarter and $0.23 for the same period a year ago.
Full Year Results
     Revenues for 2010 were $326.0 million, a 16% increase from $281.7 million in 2009. For the year, operating expenses were $199.5 million, a 9% increase from $183.7 million in the prior year.
     Investment management fees for 2010 were $238.3 million, an increase of $37.5 million, or 19%, compared to 2009. The year-over-year increase in investment management fees was principally driven by an 18% increase in average assets under management. Distribution and underwriting fees increased by 8% compared to the prior year, a reduced pace given the 24% increase in average open-end mutual fund assets under management. The differential between the growth in fees and assets is largely driven by the significant shift in the percentage of mutual fund assets invested within Class I shares, as previously noted.

     Compensation expense increased by $7.9 million, or 12%, over last year as a result of growing performance-based incentive compensation accruals. Distribution expense increased by $7.0 million, or 12%, in 2010 compared to the same period a year ago. This is a moderated pace given the shift of assets under management to Class I shares. Marketing and sales promotion expenses were $13.8 million in 2010 compared to $10.8 million in 2009, reflecting increased supplemental payments to broker-dealers and the increased use of marketing tools to communicate with and service clients.
     Operating income was $126.5 million in 2010 compared to $98.1 million for the same period in 2009. Operating margin was 38.8% versus 34.8% for the same period in 2009. Diluted earnings per share were $0.99 in the twelve months of 2010 compared to $0.62 for 2009.
Non-Operating Results and Other Items
     Non-operating income, net of non-controlling interest in partnerships, was $6.5 million during the fourth quarter of 2010 as presented in Table A, compared to a $1.3 million loss in the same period for 2009. For the year ended December 31, 2010, non-operating income, net of non-controlling interest in partnerships was $21.6 million compared to a $5.2 million loss in the same period 2009.
     The company’s financial condition remains strong with a high degree of liquidity. The investment portfolio was approximately $435.2 million at December 31, 2010 and principally reflects investments in products that the company manages. This portfolio consists primarily of diversified investments in the company’s family of funds and cash equivalents, and provides seed capital for the development of new products. To reduce downside risk and price volatility of the total portfolio value, the company continues to use exchange-traded equity option contracts as an economic hedge.
     For the three months and twelve months ended December 31, 2010, the net gains on the company’s investment portfolio (as presented in Table B) were $18.1 and $37.2 million, representing investment gains of 5.3% and 12.3%, respectively. Certain investment securities require differing financial accounting treatments; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, only gains and losses from investment securities owned by the company’s broker-dealer and from the company’s derivatives positions are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter, investment income of $8.3 million (as presented in both Table A and Table B) increased earnings, while the component of the company’s portfolio that directly impacts equity generated net unrealized gains of $9.7 million. The company continues to realize gains from a trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.
Investor Conference Call
     Management will hold an investor conference call at 4 p.m. Central Time on Thursday, February 3, 2011. To access the live call and view management’s presentation, visit the Investor Relations section of our website at http://investors.calamos.com. Alternatively, participants may listen to the live call by dialing 800.378.6902 in the U.S. or Canada (913.312.1305 internationally), then entering conference ID #8028085. A replay of the call will be available until the end of the day on February 8, 2011 by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #8028085 A webcast also will be available on the Investor Relations section of our website at http://investors.calamos.com for at least 90 days following the date of the call.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a globally diversified investment firm offering equity, convertible, defensive equity, fixed- income and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Investment management fees	$63,699	$58,428	$238,308	$200,790
Distribution and underwriting fees	21,536	22,143	84,753	78,430
Other	789	721	2,978	2,518

Total revenues	86,024	81,292	326,039	281,738
Expenses:
Employee compensation and benefits	17,998	14,258	75,292	67,413
Distribution expenses	17,318	17,018	66,493	59,491
Amortization of deferred sales commissions	1,966	2,491	9,206	12,201
Marketing and sales promotion	4,292	2,673	13,775	10,762
General and administrative	8,733	8,742	34,772	33,813

Total operating expenses	50,307	45,182	199,538	183,680

Operating income	35,717	36,110	126,501	98,058
Non-operating income (loss)	6,474	(1,295)	21,662	(4,910)

Income before income tax provision	42,191	34,815	148,163	93,148
Income tax provision	3,535	2,783	12,375	7,879

Net income	38,656	32,032	135,788	85,269
Net income attributable to non-controlling interest in Calamos Holdings LLC	(32,893)	(27,331)	(115,788)	(72,509)
Net income attributable to non-controlling interest in partnerships	(9)	(6)	(72)	(336)

Net income attributable to Calamos Asset Management, Inc.	$5,754	$4,695	$19,928	$12,424

Earnings per share
Basic	$0.29	$0.24	$1.00	$0.63

Diluted	$0.28	$0.23	$0.99	$0.62

Weighted average shares outstanding
Basic	19,928,981	19,655,246	19,884,847	19,626,233

Diluted	20,428,635	20,080,566	20,187,992	19,954,124

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Mutual Funds
Beginning assets under management	$25,176	$22,856	$24,480	$17,498
Net purchases (redemptions)	278	432	(23)	527
Market appreciation	1,898	1,192	2,895	6,455

Ending assets under management	27,352	24,480	27,352	24,480

Average assets under management	26,219	23,678	24,739	20,248

Separate Accounts
Beginning assets under management	7,388	7,687	8,234	6,542
Net purchases (redemptions)	(20)	72	(1,376)	(638)
Market appreciation	694	475	1,204	2,330

Ending assets under management	8,062	8,234	8,062	8,234

Average assets under management	7,656	7,885	7,510	7,111

Total Assets Under Management
Beginning assets under management	32,564	30,543	32,714	24,040
Net purchases (redemptions)	258	504	(1,399)	(111)
Market appreciation	2,592	1,667	4,099	8,785

Ending assets under management	35,414	32,714	35,414	32,714

Average assets under management	$33,875	$31,563	$32,249	$27,359

	At December 31,		Change
	2010	2009	Amount	Percent
Mutual Funds
Open-end funds	$22,049	$19,531	$2,518	13%
Closed-end funds	5,303	4,949	354	7

Total mutual funds	27,352	24,480	2,872	12

Separate Accounts
Institutional accounts	5,559	4,619	940	20
Managed accounts	2,503	3,615	(1,112)	(31)

Total separate accounts	8,062	8,234	(172)	(2)

Ending assets under management	$35,414	$32,714	$2,700	8%

	At December 31,		Change
	2010	2009	Amount	Percent
Assets by Strategy
Equity	$12,846	$11,940	$906	8%
Convertible	7,540	7,356	184	3
Defensive Equity	6,949	6,213	736	12
Enhanced Fixed Income	2,960	2,720	240	9
Total Return	2,343	2,229	114	5
Alternative	2,200	1,704	496	29
High Yield	358	352	6	2
Fixed Income	218	200	18	9

Ending assets under management	$35,414	$32,714	$2,700	8%

Table A
Calamos Asset Management, Inc
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income	$73	$170	$379	$737
Interest expense	(1,951)	(1,950)	(7,801)	(7,801)

Net interest expense	(1,878)	(1,780)	(7,422)	(7,064)

Investment income	8,338	469	28,686	1,921
Miscellaneous other income	14	16	398	233

Investment and other income	8,352	485	29,084	2,154

Non-operating income (loss)	6,474	(1,295)	21,662	(4,910)

Net income attributable to non-controlling interest in partnerships	(9)	(6)	(72)	(336)

Non-operating income (loss), net of non-controlling interest in partnerships	$6,465	$(1,301)	$21,590	$(5,246)

Table B
Calamos Holdings LLC
Summary of Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Returns reflected in earnings:
Investment income	$8,338	$469	$28,686	$1,921
Net (income) loss attributable to non-controlling interest in partnership investments	(9)	(6)	(72)	(336)

Returns reflected in equity:
Net unrealized gain reported in accumulated other comprehensive income	9,736	4,140	8,581	34,778

Total investment portfolio returns	$18,065	$4,603	$37,195	$36,362

Average investment securities owned	$343,326	$236,233	$302,477	$222,276

Total portfolio return	5.3%	1.9%	12.3%	16.4%

Table C
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income tax provision	$3,535	$2,783	$12,375	$7,879
Income tax (provision) benefit attributable to non-controlling interest in Calamos Holdings LLC	(121)	25	(517)	(331)

Income tax provision attributable to CAM	3,414	2,808	11,858	7,548

Net income attributable to CAM	5,754	4,695	19,928	12,424

Income before taxes attributable to CAM	$9,168	$7,503	$31,786	$19,972

CAM’s effective income tax rate	37.2%	37.4%	37.3%	37.8%
# # # # #